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                                                                     EXHIBIT 4-6



                                                                  EXECUTION COPY




                                U.S. $10,000,000

                           REVOLVING CREDIT AGREEMENT

                           Dated as of August 25, 1996

                                     between

                        NEW JERSEY RESOURCES CORPORATION
                                   as Borrower

                                       and

                                SOCIETE GENERALE
                                 NEW YORK BRANCH
                                     as Bank
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                        NEW JERSEY RESOURCES CORPORATION

                                U.S. $10,000,000
                           Dated as of August 25, 1996
                                Table of Contents

                                                     Page Number
                                                     -----------
1.     DEFINITIONS; INTERPRETATION
       1.1. Definitions                                   1
       1.2. Interpretation                                5

2.     COMMITMENTS; DISBURSEMENT
       2.1. Commitment to Lend                            5
       2.2. Notice of Borrowing                           5
       2.3. Disbursements                                 5
       2.4. Evidence of Advances                          5

3.     REPAYMENT
       3.1. Repayment                                     6
       3.2. Reduction of the Commitments                  6
       3.3. Optional Prepayment                           6

4.     INTEREST
       4.l. Basic Rate                                    6
       4.2. Substitution Rate                             7
       4.3. Interest on Late Payments                     7

5.     FEES
       5.1. Commitment Fee                                7

6.     TAXES
       6.1. Gross-up                                      7
       6.2. Stamp Taxes                                   9

7.     CONDITIONS PRECEDENT
       7.1. Conditions to be Satisfied on or
            Before the Initial Disbursement Date          9
       7.2. Further Conditions to be Satisfied
            at or Before Each Disbursement Date           10


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                                                                  Page Number
                                                                  -----------

8.    REPRESENTATIONS AND WARRANTIES
      8.1.   Representations and Warranties                           10
      8.2.   Repetition of Representations and Warranties             13

9.    COVENANTS
      9.1.   Use of Proceeds                                          13
      9.2.   Governmental Authorizations                              13
      9.3.   Financial Statements and Other Information               13
      9.4.   Notices of Default                                       15
      9.5.   Negative Pledge                                          15
      9.6.   Consolidation, Merger, Sale of Assets, etc.              15
      9.7.   Preservation of Existence, Rights
             and Franchises; Conduct of Business                      16
      9.8.   Insurance                                                17
      9.9.   ERISA Compliance                                         17
      9.10.  Payment of Taxes, etc.                                   17
      9.11.  Borrower Debt                                            17
      9.12.  Interest Coverage                                        18
      9.13.  Debt Ratio                                               18
      9.14.  Subsidiary Borrowing                                     18
      9.15.  Holding Company Act Compliance                           19

10.   EVENTS OF DEFAULT
      10.1.  Events of Default                                        19
      10.2.  Default Remedies                                         20
      10.3.  Right of Setoff                                          21
      10.4.  Rights Not Exclusive                                     21

11.   PAYMENTS; COMPUTATIONS
      11.1.  Making of Payments                                       21
      11.2.  Computations                                             21

12.     INTENTIONALLY OMITTED

13.     INTENTIONALLY OMITTED

14.     INDEMNIFICATION
        14.1. Expenses                                                22
        14.2. Other Costs                                             22

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                                                                Page Number
                                                                -----------
15.     CHANGES IN APPLICABLE LAW; INCREASED COSTS
        15.l.   Changes in Applicable Law                           22
        15.2.   Increased Costs                                     23
        15.3.   Alternative Arrangements                            24

16.     GENERAL
        16.1.   Choice of Law                                       24
        16.2.   Jurisdiction                                        24
        16.3.   Loan Currency                                       24
        16-4.   Notices                                             25
        16.5.   Remedies and Waivers                                25
        16.6.   Amendment                                           25
        16-7.   Assignment; Participations                          25
        16-8.   Determinations by the Bank                          26
        16.9.   Survival                                            26
        16.10.  Severability of Provisions                          26
        16.11.  Counterparts                                        27

        16.12.  Integration of Terms                                27



EXHIBIT A     -   Form of Grid Note
EXHIBIT B-1   -   Opinion of Debevoise & Plimpton
EXHIBIT B-2   -   Opinion of General Counsel of the Borrower
EXHIBIT C     -   List of Subsidiaries of the Borrower
EXHIBIT D     -   Permitted Encumbrances
EXHIBIT E     -   Permitted Indebtedness

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         THIS REVOLVING CREDIT AGREEMENT is made as of August 25,1996, between
NEW JERSEY RESOURCES CORPORATION (the "Borrower"), and SOCIETE GENERALE, NEW YORK BRANCH (the "Bank").

         WHEREAS the Borrower wishes to borrow from the Bank, and the Bank is willing to lend, on a revolving basis, to the Borrower, an aggregate principal amount of up to $10,000,000, the parties agree as follows.

I.       DEFINITIONS; INTERPRETATION

         1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated.

         "Advance" means an advance made by the Bank to the Borrower pursuant to
Section 2.l.

         "Aggregate Advances" means, the sum of the Advances hereunder.

         "Applicable Law" means (a) any law or regulation of (i) the jurisdiction (or any agency, department, instrumentality or taxing authority thereof) under whose law the Borrower is incorporated, and (ii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which the Borrower's principal office is located and (b) as to the Bank, any law or regulation of (i) the jurisdiction (or any agency, department, instrumentality or taxing authority thereof) under whose law the Bank is organized, (ii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which the Bank's principal office is located and
(iii) any jurisdiction (or any agency, department, instrumentality or taxing authority thereof) in which the Bank's Lending Office is located.

         "Business Day" means any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commission" has the meaning assigned to that term in Section 8.l(n).

         "Commitment" means, $10,000,000 as reduced in accordance with the terms hereof.

         "Default" means any event or occurrence which with the giving of notice or the passage of time, or both, would constitute an Event of Default.
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         "Disbursement Date" in respect of any Advance, has the meaning assigned to that term in Section 2.2.

         "Dollars" or "$" means lawful money of the United States.

         "Effective Date" means the earlier of (i) October 1, 1996, if the conditions precedent set forth in Section 7.1 have been satisfied on or prior to such date and (ii) the first day after October 1, 1996 on which the conditions precedent set forth in Section 7.1 have been satisfied if they have not been satisfied on such date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "ERISA affiliate" means each trade or business (whether or not incorporated) that would be treated together with the Borrower as a single employer under Section 4001 of ERISA.

         "Eurodollar Rate" means, with respect to any Interest Period for an Advance, the rate of interest quoted by the Bank as the rate at which the Bank is offering to place a deposit in Dollars, for a term coextensive with such Interest Period in an amount substantially equal to the amount of the requested Advance with leading banks in the New York interbank Eurodollar market on the first day of each Interest Period.

         "Event of Default" has the meaning assigned to that term in Section
10.1.

         "Grid Note" means a promissory note of the Borrower evidencing Advances made by the Bank, in substantially the form of Exhibit A.

         "IRS" has the meaning assigned to that term in Section 6.l(a)(i).

         "Indebtedness", with respect to any Person, means any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, (other than trade payables incurred in the ordinary course of business of such Person), a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument, to which such Person is a party as debtor, borrower, lessee or guarantor.

         "Indenture" means the Indenture of Mortgage and Deed of Trust dated April 1, 1952 between New Jersey Natural Gas Company and Harris Trust and

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         Savings Bank, as Trustee, as amended through the Eighteenth
Supplemental Indenture dated June 1, 1989.

         "Interest Period" means, with respect to any Advance, the period commencing on the Disbursement Date, in the case of the initial Interest Period for an Advance, or on the last day of the prior Interest Period in the case of any subsequent Interest Period for an Advance. The duration of each such Interest Period shall be one, two, three or six months (or such shorter period as the Borrower, and the Bank may agree) as designated by the Borrower in a Notice of Borrowing delivered to the Bank pursuant to Section 2.2, in the case of the initial Interest Period for an Advance, or in a notice delivered to the Bank at least four Business Days prior to the end of the prior Interest Period, in the case of any subsequent Interest Period for an Advance, provided that:

         (a) if the Borrower shall fail timely to elect the duration of an Interest Period, it will be deemed to have elected a three month Interest Period;

         (b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

         (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (d) below, end on the last Business Day of a calendar month; and

         (d) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         "Lending Office", means the office of the Bank located in New York, New York or such other office of the Bank as the Bank may have last designated as its lending office for purposes of this Agreement by notice to the Borrower.

         "Long-Term Debt" means obligations of the Borrower for borrowed money which are by their terms not due (or subject to demand) within one year.

         "Margin" means, on a per annum basis, an amount equal to thirty seven and one half (37.5) basis points.

         "Officers' Certificate" means a certificate executed on behalf of the Borrower by any two officers of the Borrower.

         "PBGC" means the Pension Benefit Guaranty Corporation.

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
         "Person" means any corporation, natural person, firm, Joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

         "Plan" means any plan subject to Title IV of ERISA with respect to which the Borrower or any ERISA Affiliate would incur a liability to the PBGC or to such plan pursuant to Title IV of ERISA as a result of the termination of such plan or withdrawal or partial withdrawal of any person from such plan.

         "Plan Event" means the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, the receipt of any notice by any Plan that the PBGC intends to apply for the appointment of a trustee to administer such Plan, the termination of any Plan, the complete or partial withdrawal of any Person from any Plan if such withdrawal could result in liability of the Borrower or any ERISA Affiliate to the PBGC or to such Plan, a "reportable event," as defined in Section 4043(b) of ERISA, with respect to any Plan and any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan.

         "Prime Rate" means the rate which the Bank announces from time to time as its prime rate, the Prime Rate to change when and as such prime rate changes. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

         "Principal Subsidiary" means each of New Jersey Natural Gas Company, NJR Energy Corporation and its subsidiaries, New Jersey Natural Resources Company and NJNR Pipeline Company, and Commercial Realty & Resources Corp., and any other Subsidiary having total assets in excess of five percent (5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis, all as set forth in the most recent audited balance sheets of the Borrower and its Subsidiaries.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Subsidiary", at any time, means any entity of which more than fifty percent of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower and/or by one or more such entities.



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         "Termination Date" means September 30, 1997 or the earlier date of termination in whole of the Commitment pursuant to Section 3.2.

         "United States" means the United States of America.

         "United States Tax" has the meaning assigned to that term in Section
6.1.

         "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of the source.

         1.2. Interpretation. The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The words "written" and "in writing" include any means of visible reproduction. Unless otherwise indicated, references to Sections, Exhibits and Schedules are to be construed as reference to sections of and exhibits and schedules to this Agreement.

2.   COMMITMENTS; DISBURSEMENT

         2.1. Commitment to Lend. On the terms and subject to the conditions set forth herein, the Bank, agrees to make Advances to the Borrower from time to time from the Effective Date to the Termination Date, in an aggregate principal amount not exceeding the Bank's Commitment. Within the limits of the Bank's Commitment, the Borrower may borrow, repay pursuant to Section 3.1 or prepay pursuant to Section 3.3, and reborrow under this Section 2. 1.

         2.2. Notice of Borrowing. If the Borrower wishes to borrow hereunder, it shall, not later than 11:00 a.m. New York City time on the Business Day on which it wishes to borrow (the "Disbursement Date"), (a) the amount of the Advance, which amount shall be an integral multiple of $1,000,000 not less than $3,000,000 (unless the remaining unused portion of the Commitment is less than $3,000,000 in which case the amount designated by the Borrower shall equal the remaining unused portion of the Commitment), (b) the account to which it wishes the proceeds of the Advance to be credited and (c) the Interest Period for such Advance. The giving of such notice shall constitute the Borrower's irrevocable commitment to borrow such amount on such Disbursement Date.

         2.3. Disbursement. Subject to the conditions set forth herein, the Bank shall, on such Disbursement Date, transfer such funds by 3:00 p.m. New York City time to the account specified by the Borrower pursuant to Section 2.2.


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         2.4. Evidence of Advances. The Bank's Advances made pursuant to this
Agreement shall be evidenced on the Grid Note of the Borrower held by the Bank. Upon making an Advance, the Bank may record on the schedule contained on the Grid Note the Disbursement Date and the principal amount of the Advance. the Bank may also promptly so record any payments of principal or interest. In any legal action or proceeding in respect of this Agreement or any Advance, the entries made on such schedule shall be prima facie evidence of the existence and amounts of the Advances made by the Bank and of the amounts due to it under this Agreement in respect thereof. The failure to record or to record properly any such amount shall not affect the obligation of the Borrower to repay the actual principal amount of any Advance made by the Bank with all applicable interest accruing thereon.

3.   REPAYMENT

         3.1. Repayment. The Borrower shall repay the principal amount of each Advance owing to the Bank on the Termination Date.

         3.2. Reduction of the Commitment. The Borrower shall have the right, upon at least FIVE Business Days' notice to the Bank, to terminate in whole or reduce in part the unused portion of the Commitment of the Bank, provided that each partial reduction shall be in the aggregate of $1,000,000 or a greater integral multiple thereof.

         3.3. Optional Prepayment. The Borrower may, upon at least five Business Days' notice to the Bank stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of any Advance in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or a greater integral multiple of $500,000 and (b) the Borrower shall be obligated to reimburse the Bank in respect thereof pursuant to Section 14.2.

4.   INTEREST

         4.1. Basic Rate. (a) Except as otherwise expressly provided in Section
4.2 or Section 4.3, interest shall accrue on the outstanding principal amount of each Advance at a rate per annum equal to the sum of its Eurodollar Rate plus the Margin. The Bank shall give prompt notice to the Borrower of its Eurodollar Rate after each determination thereof.

         (b) Except as otherwise provided herein, accrued interest on the unpaid principal amount of each Advance owing to the Bank from the date of such


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         Advance until the maturity thereof (whether at stated maturity, by acceleration or otherwise) shall be payable on the last day of an Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

         4.2. Substitution Rate. (a) If the Bank shall determine (i) that the Bank is generally unable to obtain deposits in Dollars in the interbank Eurodollar market for the applicable Interest Period or (ii) that the Eurodollar Rate for such Interest Period will not adequately reflect the cost to the Bank of obtaining deposits in Dollars in the interbank market for such Interest Period, the Bank shall promptly so notify the Borrower.

         (b) If a notice is given pursuant to Section 4.2(a), interest shall accrue on the Advance during the affected Interest Period at a rate per annum equal to the Prime Rate. The Borrower, at its discretion, shall have the right to prepay any Advance subject to the Prime Rate at any time, provided the Borrower has given the Bank one Business Day prior written notice.

         (c) For the purpose of determining the commitment fee payable by the Borrower under Section 5.1, the unused portion of the Commitment shall not include the Commitment of the Bank to the extent its obligation to lend is canceled or suspended pursuant to Section 15.1, and the Bank shall not be entitled to receive any portion of the commitment fee attributable thereto.

         4.3. Interest on Late Payments. If any amount payable by the Borrower hereunder is not paid on or before the due date thereof, interest shall accrue on such amount, to the extent permitted by applicable law, during the period from and including the due date thereof to but excluding the date such amount is paid, at a rate per annum equal for each day in such period to the sum of two percent (2%) in excess of the Prime Rate. Interest accruing pursuant to this
Section 4.3 shall be payable from time to time on demand of the Bank.

5.   COMMITMENT FEE

         5.1. Commitment Fee. The Borrower shall pay to the Bank a commitment fee on the average daily unused portion of the Commitment from and including the date hereof to but excluding the Termination Date at a rate per annum of twelve and one-half (12.5) basis points, payable on the last day of each August, November, February and May, commencing August 1996, and on the Termination Date.


6.     TAXES



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         6.1. Gross-up. (a) In the event that any amount is required by
Applicable Law to be withheld or deducted from any payments due to the Bank in respect of any Advance for or on account of any present or future taxes imposed by any governmental or other taxing authority of or in the United States ("United States Tax"), the Borrower shall pay to the Bank such additional amounts as may be necessary in order that the net amount received by the Bank after the required withholding or other payment (including any required withholding or other payment on such additional amounts) shall equal the amount the Bank would have received had no such withholding or other payment been made; provided, however, that no such additional amounts shall be paid:

         (i) if the Bank shall have delivered an Internal Revenue Service ("IRS") Form 4224 to the Borrower pursuant to Section 6.1(c) and (A) the Bank shall at any time not be entitled to complete exemption from withholding of United States Tax for any reason other than a change in United States federal income tax law, regulation or official interpretation after the date hereof or
(B) such withholding or deduction of United States Tax is imposed in respect of similar payments to United States taxpayers generally; or

         (ii) if the Bank shall have delivered an IRS Form 1001 to the Borrower pursuant to Section 6.1(c) and the Bank shall at any time not be entitled to the complete exemption from or reduction of United States Tax for any reason other than an amendment, modification or revocation of an applicable double tax treaty, or a change in official position regarding the application or interpretation of such treaty, after the date hereof; or

         (iii) if the Bank has delivered an IRS Form 1001 that claims partial exemption from or reduction of United States Tax, for or on account of any such taxes imposed at a rate that does not exceed the rate applicable to the Bank on the date hereof; or

         (iv) for or on account of any such taxes that could not have been imposed but for the Bank's failure to comply with its obligations under Section 6.1(c).

         In the event that the Borrower makes payments to the Bank without any reduction by reason of withholding or other payments of United States Tax, and it is later determined by any applicable governmental or taxing authority that the Borrower is liable for withholding or other payments and the Bank would not be entitled, by virtue of clause (i), (ii), (iii) or (iv) above, to an additional amount in respect of any such deduction or withholding, then the Bank shall indemnify the Borrower (on an after-tax basis), for any amounts (other than interest and penalties, where the failure by the Borrower to deduct or withhold was not the result of an action or inaction on the part of such Bank) that the Borrower remits to the governmental or taxing authority as a result of such determination. If the Borrower receives notice of any additional amount due hereunder, it shall, subject to compliance with Section 3.3 hereof, have the right to prepay the Aggregate Advances, in whole or in part, of the Bank to which such additional amount is payable (subject to the provisions of Section 14.2).

         (b) All taxes to be paid by the Borrower pursuant to Section 6.1(a) shall be paid prior to the date on which penalties attach thereto or interest accrues thereon. If the Bank pays any amount in respect of such taxes or penalties or interest thereon (other than penalties or interest where the failure by the Borrower to deduct or withhold was the result of an action or inaction on the part of the Bank), the Borrower shall reimburse the Bank in Dollars for such payment on demand. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing such payment or certified copies thereof to the Bank on or before the thirtieth day after payment.

         (c) The Bank shall deliver to the Borrower an accurate and complete original signed copy of an IRS Form 1001 or 4224 within 30 days of the signing of this Agreement, and shall deliver such additional or supplemental forms thereafter as may be required in order to maintain the effectiveness and accuracy of such forms. In addition, the Bank shall deliver to the Borrower such other forms or documentation as the Borrower may reasonably request in order to comply with United States tax laws. For any period with respect to which the Bank has failed to provide the Borrower with the appropriate form described herein (unless such failure is due to a change in law occurring after the date on which a form originally was required to be provided) the Bank shall not be entitled to indemnification under subsection (a) with respect to United States Taxes.

         6.2. Stamp Taxes. The Borrower shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any jurisdiction in connection with this Agreement or the Grid Note. If the Bank pays any amount in respect of any such taxes, duties, levies, penalties or interest, the Borrower shall reimburse the Bank for such payment on demand.


7.   CONDITIONS PRECEDENT

         7.1. Conditions to be Satisfied on or Before the Initial Disbursement Date. The obligation of the Bank to make the initial Advance hereunder is subject to the condition that the Bank receive, on or before the initial Disbursement Date, one executed copy of each of the documents listed below, each dated the date of its delivery, in form and substance satisfactory to the Bank:

         (a)  The Grid Note duly executed and delivered.




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
         (b) Opinions of Debevoise & Plimpton and of the General Counsel of the Borrower, in the form of Exhibits B-1 and B-2, respectively.

         (c) Copies of all corporate action taken by the Borrower to authorize this Agreement, the borrowings hereunder and the Grid Note, certified as of the initial Disbursement Date.

         (d)  Such other documents as the Bank may reasonably require.

         7.2. Further Conditions to be Satisfied at or Before Each Disbursement Date. The obligation of the Bank to make each Advance hereunder (including its initial Advance) is subject to the further conditions that (a) the Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, (b) there shall have occurred no Default or Event of Default, (c) the representations and warranties contained in Section 8.1 shall be true with the same effect as though such representations and warranties had been made at the initial Disbursement Date and (d) there shall have been no material adverse change in the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Borrower since the date of the financial statements furnished to the Bank as of the date hereof. The Borrower's notice of borrowing pursuant to Section 2.2 hereof shall be deemed to constitute a certification to the foregoing effect.


8.   REPRESENTATIONS AND WARRANTIES

         8.1. Representations and Warranties. The Borrower represents and warrants to the Bank as follows:

         (a) The Borrower is a corporation duly organized and validly existing under the law of New Jersey and has the power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated in this Agreement.

         (b) Each Principal Subsidiary is an entity duly organized and validly existing under the law of its jurisdiction of incorporation or organization and has the power and authority to own its property and to conduct its business as currently conducted.

         (c) The Borrower has taken all necessary corporate action to authorize the execution and delivery of this Agreement and all other documents to be executed and delivered by it in connection with this Agreement, the performance of its obligations under the Agreement and the Grid Note and the consummation of the transactions contemplated in this Agreement.

         (d) This Agreement has been duly executed and delivered by the Borrower and constitutes, and the Grid Note, when duly executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         (e) All governmental authorizations and actions of any kind necessary to authorize the Advances or required for the validity or enforceability against the Borrower of this Agreement or the Grid Note have been obtained or performed and are valid and subsisting in full force and effect.

         (f) No Default or Event of Default has occurred and is continuing or will occur by reason of the consummation of the transactions contemplated in this Agreement.

         (g) No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement or the Grid Note or the consummation of the transactions contemplated in this Agreement, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any Principal Subsidiary or any material agreement, instrument, judgment, order, law, rule or regulation applicable to the Borrower or any Principal Subsidiary or to any property of the Borrower or any Principal Subsidiary.

         (h) There are no actions, proceedings or claims pending, or, to the knowledge of the Borrower, threatened, which would reasonably be expected to have a materially adverse effect on the business, operations, property or consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, or impair the ability of the Borrower to perform its obligations under, or affect the validity or enforceability of, this Agreement or the Grid Note.

         (i) The Borrower's financial statements for the most recent fiscal year fairly present the financial condition of the Borrower as of the close of such fiscal year, have been prepared in accordance with generally accepted accounting principles, consistently applied, and have been certified by Deloitte & Touche, or other independent public accountants of recognized national standing, as fairly presenting the financial condition of the Borrower as at the close of such fiscal year and the results of its operations for such year.

         (j) There has been no material adverse change since March 31, 1996 in the business, operations, property or consolidated financial condition of the Borrower or in the Borrower's ability to perform its obligations under this Agreement or the Grid Note.

         (k) The execution and delivery by the Borrower of this Agreement and the Grid Note are not subject to any tax, duty, fee or other charge, including, without limitation, any registration or transfer tax, stamp duty or similar levy, imposed by or within the United States or any political subdivision or taxing authority thereof or therein that has not been paid by the Borrower.

         (1) The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (m) The Borrower and its Subsidiaries are exempted from regulation by the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), except under Section (a)(2) thereof, pursuant to a filing made with the Commission under Section 3 of the Holding Company Act. Such filing is in full force and effect, and no proceedings are pending or, to the knowledge of the Borrower, threatened for the revocation or denial of such exemption.

         (n) The Borrower and its Subsidiaries have filed all material tax returns and reports required to be filed by them in any jurisdiction, and all taxes, assessments, fees and other governmental charges or levies imposed upon the Borrower and each Subsidiary or upon any of their respective properties, assets, income, profits or franchises, that are due and payable, have been paid where the failure to so file, or the failure to so pay, would materially affect the Borrower's ability to perform its obligations hereunder, except for any taxes, assessments, fees, charges or levies which are being contested in good faith and for which reserves which are adequate under generally accepted accounting principles have been established.

         (o) No Plan has incurred a material "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code whether or not such accumulated funding deficiency has been waived. No Plan has engaged in any "prohibited transaction", as such term is defined in Section 4975 of the Code, as amended, that might result in a material liability of the Borrower or any ERISA Affiliate to any person. No Plan Event has occurred that might result in a material liability of the Borrower or any ERISA Affiliate to the PBGC or to any Plan.

         (p) None of the transactions contemplated in this Agreement (including, without limitation, the Advances and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

         (q) No contractual obligation of the Borrower or any Subsidiary and no requirement of law materially adversely affects, or insofar as the Borrower may reasonably foresee may so affect, the business, operations, property or consolidated financial condition of the Borrower.

         (r) All factual information heretofore or contemporaneously furnished in writing by or on behalf of the Borrower to the Bank for purposes of or in connection with this Agreement, the Grid Note or any transaction contemplated hereby is, and all other such factual information hereafter furnished in writing by or on behalf of the Borrower to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement and the Grid Note, are not incomplete by omitting to state any material fact necessary to make such information not misleading in view of the circumstances under which such information is given.

         (s) Exhibit C contains an accurate list as of the date hereof of all the presently existing Subsidiaries of the Borrower and accurately sets forth with respect to each Subsidiary the laws under which it is incorporated or organized and the percentage of its voting stock owned by the Borrower or any other Subsidiary (other than directors' qualifying shares). All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable.

         8.2. Repetition of Representations and Warranties. Each of the representations and warranties set forth in Section 8.1 shall be deemed to be repeated on each Disbursement Date as if made at and as of such time.

9.       COVENANTS

         9.1. Use of Proceeds. The Borrower shall use the proceeds of the Advances for its general corporate purposes.

         9.2. Governmental Authorizations. The Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with governmental authorities that may be required for the validity or enforceability against the Borrower of this Agreement or the Grid Note.

         9.3. Financial Statements and Other Information. The Borrower will deliver to the Bank the following:

         (a) as soon as available but in no event more than 45 days after the end of each of the Borrower's fiscal quarters, consolidated (and company only as to the Borrower and each Principal Subsidiary) balance sheets of the Borrower and its Subsidiaries as of the close of such period and consolidated (and company only as to the Borrower and each Principal Subsidiary) statements of income and retained earnings and statements of cash flow from the beginning of the then current fiscal year and from the beginning of such fiscal quarter to the close of such period, certified by the chief financial officer of the Borrower and accompanied by a certificate of said officer stating whether any Default or Event of Default has occurred and, if so, stating the facts with respect thereto, and providing calculations which establish the Borrower's compliance with the requirements or restrictions imposed by Sections 9.11, 9.12 and 9.13;

         (b) as soon as available but in no event more than 90 days after the close of each of the Borrower's fiscal years, a copy of the annual audit report relating to the Borrower and its Subsidiaries on a consolidated basis and relating to the Borrower and New Jersey Natural Gas Company separately in reasonable detail satisfactory to the Bank and in each case prepared in accordance with generally accepted accounting principles by Deloitte & Touche or other independent public accountants of recognized national standing, together with financial statements (audited, in the case of the Borrower and New Jersey Natural Gas Company) consisting of consolidated (and company only as to the Borrower and each Principal Subsidiary) balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated (and company only as to the Borrower and each Principal Subsidiary) statements of income and cash flow, retained earnings, paid-in capital and surplus of the Borrower and its Subsidiaries for such fiscal year;

         (c) as soon as available but in no event more than 90 days after the close of each of the Borrower's fiscal years, a letter or opinion of the accountants who prepared the annual audit report relating to the Borrower and its Subsidiaries stating whether anything in such accountants' examination has revealed the occurrence of any event which constitutes a Default or Event of Default and, if so, stating the facts with respect thereto;

         (d) promptly upon receipt thereof, copies of any reports and material sections of management letters submitted to the Borrower by such accountants in connection with any annual or interim audit of the books of the Borrower and its Subsidiaries, together with the Borrower's responses, if any;

         (e) as soon as available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower in a general mailing to all its stockholders, of all reports on Forms 10-Q, 8-K and 10-K under the Securities Exchange Act of 1934, of all final prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933 and of all other material information filed by the

Borrower with any securities exchange or with the Commission or any governmental authority succeeding to any or all of the functions of the Commission;

         (f) copies of the indentures pursuant to which any outstanding debt of the Borrower or any Subsidiary is issued (other than indentures previously delivered to the Agent); and

         (g) such additional information, reports or statements as the Agent from time to time may reasonably request.

Any financial statement, report or other information obtained by the Bank pursuant to this Section 9.3, or by delivery by or on behalf of the Borrower at or prior to the date hereof, other than documents which are publicly available, shall be used by the Bank solely for purposes relating to this Agreement, provided that the Bank may disclose any such information to any governmental authority, regulatory agency, legislature, court, or any officer, subdivision or committee thereof, its independent accountants or its counsel, or, if the Bank is directed to do so by order of any court or any other governmental body having appropriate authority, to any other Person.

         9.4. Notices of Default. The Borrower shall promptly give notice to the Bank of each Default or Event of Default and each other event that has or would reasonably expected to have a materially adverse effect on its ability to perform its obligations under this Agreement or the Grid Note. The notice shall specify the nature and period of existence of such event and what action the Borrower has taken or is taking or proposes to take with respect thereto.

         9.5. Negative Pledge. (a) The Borrower will not, and will not permit any Principal Subsidiary other than New Jersey Natural Gas Company to, create or permit to exist any mortgage, lien or encumbrance, pledge of, or other security interest in, or file or permit the filing of any financing statement under the Uniform Commercial Code or similar notice under any other statute with respect to, any asset of the Borrower or any Principal Subsidiary, except (i), as set forth in Exhibit D hereto and (ii) security for indebtedness referred to in
Section 9.14 (iii) hereof.

         (b) In case any mortgage, lien, encumbrance, pledge or security interest arises in violation of Section 9.5(a), the Borrower shall make or cause to be made provision whereby the Grid Note and all other amounts due from the Borrower hereunder will be secured equally and ratably with all other obligations secured thereby, and in any case, the Bank shall have the benefit, to the full extent that it may be entitled thereto under Applicable Law, of any equitable mortgage, encumbrance, pledge or security interest so equally and ratably securing the Grid Note and such other amounts. Any violation of Section 9.5(a) shall nevertheless constitute an Event of Default.

         9.6. Consolidation, Merger, Sale of Assets, etc. The Borrower will not sell or otherwise dispose of any voting securities of any Principal Subsidiary, and the Borrower will not, and will not permit any Principal Subsidiary to, directly or indirectly, sell, lease or otherwise dispose of all or substantially all of its properties and assets, or consolidate with or merge into any other Person, or permit any other Person to consolidate with or merge into it, except that:

         (a) a Principal Subsidiary may sell or otherwise transfer all or substantially all of its properties and assets to the Borrower or to another Subsidiary (which, if not already such, shall thereupon become a Principal Subsidiary);

         (b) a Principal Subsidiary may be consolidated with or merged into any other Subsidiary (in which case the surviving Subsidiary shall remain or become, as the case may be, a Principal Subsidiary);

         (c) the Borrower may be consolidated with any other Person, or any other Person may be merged into the Borrower, if

         (i) the Borrower is the survivor of such merger or consolidation; and

         (ii) upon the consummation of such merger or consolidation and immediately after giving effect thereto (and deeming the Borrower to have incurred at the time of such consummation all indebtedness of such other Person that then remains outstanding), no Default or Event of Default would exist; and

         (d) the Borrower may sell or otherwise transfer all or substantially all of its properties and assets to another corporation, and shall thereupon be released from all of its obligations under this Agreement and. the Grid Note, if

         (i) the acquiring corporation (A) shall be organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and (B) shall expressly assume the obligations of the Borrower under this Agreement and the Grid Note under documentation satisfactory in form and substance to the Bank; and

         (ii) immediately after giving effect to such transaction and such assumption (and deeming all Indebtedness of such acquiring corporation outstanding prior to such transaction and remaining outstanding immediately after such transaction to have been incurred by such corporation as part of such transaction and such assumption), no Default or Event of Default would exist.

         9.7. Preservation of Existence, Rights and Franchises; Conduct of Business. The Borrower shall at all times preserve and keep in full force and effect its corporate existence and that of each of its Principal Subsidiaries, except as permitted by Section 9.6. The Borrower shall at all times preserve and keep in full force and effect its rights and franchises material to its business and those of each of its Principal Subsidiaries, and the Borrower shall, and shall cause each of its Principal Subsidiaries to, take all action necessary to comply with the rules and regulations, as in effect from time to time, of any governmental authority to which it is subject, the noncompliance with which would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or the Grid Note; provided, however, that nothing in this Section 9.7 shall prevent a consolidation, merger or transfer of assets that is permitted by Section 9.6, if immediately after, and giving effect to, such transaction, the Borrower and its Principal Subsidiaries would be in compliance with this Section 9.7.

         9.8. Insurance. The Borrower and each Principal Subsidiary shall maintain insurance on their property with financially sound and reputable insurers to the extent and against the risks customary for companies in similar businesses.

         9.9. ERISA Compliance. The Borrower shall not take any action or omit to take any action, and shall not permit any ERISA Affiliate within its control to take any action or omit to take any action, with respect to any Plan, that under ERISA might result in a lien or charge upon the property of the Borrower or might otherwise materially adversely affect the business, profits, properties or condition (financial or otherwise) of the Borrower. Without limiting the generality of the foregoing, the Borrower shall not permit, and shall not permit any ERISA Affiliate within its control to permit, any Plan to (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code without securing an exemption therefor or (b) incur any material "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived.

         9.10. Payment of Taxes, etc. The Borrower and each Principal Subsidiary shall pay and discharge, or cause to be paid or discharged, as the same may become due and payable, all taxes, assessments and other governmental charges, levies or claims of any kind against it or on or with respect to any of its property, as well as claims of any kind which, if unpaid, might become a lien (except as permitted by Section 9.5) upon any of its properties; provided, however that the foregoing shall not require the Borrower or any Principal Subsidiary to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge, levy, claim or lien so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall have set aside on its books reserves with respect thereto which are adequate under generally accepted accounting principles.

         9.11. Borrower Debt. The Borrower will not incur or permit to exist Indebtedness of the Borrower to exceed 45%, of the sum of the Borrower's tangible net worth and its Long Term Debt. As used herein, "tangible net worth" means the excess of total assets over total liabilities, total assets and total liabilities each to be determined as to both classification of items and amounts in accordance with generally accepted accounting principles consistently maintained by the Borrower in the preparation of the financial statements referred to in Section 9.3(b); provided, that there shall be excluded from total assets (i) all assets which would be classified as intangible assets under generally accepted accounting principles, including but not limited to goodwill and deferred charges, (ii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iii) leasehold improvements, (iv) applicable reserves, allowances and other similar properly deductible items and (v) any revaluation or other write-up in book value of assets subsequent to March 31, 1996.

         9.12. Interest Coverage. The Borrower will have in each of its fiscal years net earnings before income taxes and interest expense in an amount at least 2 times interest charges during such fiscal year with respect to all Indebtedness of the Borrower. The Borrower will ensure that New Jersey Natural Gas Company will comply with item (15) of Section 4.01 B of the Indenture in connection with the issuance of any additional series of bonds.

         9.13. Debt Ratio. The Borrower will cause New Jersey Natural Gas Company at all times to comply with Section 9.18 of the Indenture whether or not any Series G Bonds (as defined in the Indenture) are outstanding. The Borrower will not permit all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis to exceed 65% of the sum of (x) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis and (y) consolidated tangible net worth. As used herein, "consolidated tangible net worth" means the excess of total consolidated assets over total consolidated liabilities, total consolidated assets and total consolidated liabilities each to be determined as to both classification of items and amounts in accordance with generally accepted accounting principles consistently maintained by the Borrower in the preparation of the financial statements referred to in Section 9.3(b); provided, that there shall be excluded from total consolidated assets (i) all assets which would be classified as intangible assets under generally accepted accounting principles, including but not limited to goodwill and deferred charges, (ii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iii) leasehold improvements, (iv) applicable reserves, allowances and other similar properly deductible items and (v) any revaluation or other write-up in book value of assets subsequent to March 31, 1996; and provided, further, that there shall be excluded from total consolidated liabilities deferred income taxes.

         9.14. Subsidiary Borrowing. The Borrower will not permit NJR Energy Corporation and its Subsidiaries, New Jersey Natural Resources Company and NJNR Pipeline Company, or Commercial Realty & Resources Corp. to incur or suffer to exist Indebtedness, except (i) indebtedness to the Borrower or another Subsidiary, (ii) indebtedness not exceeding $250,000 in the aggregate for each such Subsidiary and (iii) indebtedness described in Exhibit E and (iv) indebtedness incurred and maintained by Commercial Realty & Resources Corp. with respect to the purchase of real property.

         9.15. Holding Company Act Compliance. The Borrower will maintain in effect the exemption described in Section 8.l(n) hereof and will comply (and will cause each Subsidiary to comply) in all material respects with the provisions of the Holding Company Act to which it is subject.

10.      EVENTS OF DEFAULT

         10.1. Events of Default. If one or more of the following events of default (each an "Event of Default") shall occur and be continuing, the Bank shall be entitled to the remedies set forth in Section 10.2.

         (a) the Borrower fails to pay the principal amount of any Advance when due or interest on any Advance or any other amount payable hereunder within 5 days after such interest or other amount becomes due and payable;

         (b) the Borrower defaults in the performance of or compliance with any covenant, obligation or term contained herein or in the Grid Note and, if such default is capable of remedy, such default has not been remedied within 30 days after the Bank shall have given the Borrower written notice of such default;

         (c) any representation or warranty made in writing by or on behalf of the Borrower herein or delivered in connection herewith at any time proves to have been incorrect in any material respect as of the date made or deemed to have been repeated;

         (d) any Indebtedness (other than the Advances) of the Borrower or any of its Subsidiaries in excess of $5,000,000 is not paid when due or becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which would cause any such Indebtedness to become, or allow any such Indebtedness to be declared to be, due and payable;

         (e) the Borrower or any Principal Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to creditors' rights, or a decree or order for relief is entered in respect of the Borrower or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or the Borrower or any Principal Subsidiary files any answer admitting or not contesting the material allegations of a petition filed against the Borrower or any Principal Subsidiary in any such proceeding, or seeks or consents to or acquiesces in the entry of an order for relief or the appointment of, or taking possession by, any trustee, receiver, assignee, custodian, sequestrator or liquidator of the Borrower or such Principal Subsidiary or of all or a substantial part of the properties of the Borrower or such Subsidiary;

         (f) within 60 days after the commencement of an action against the Borrower or any Principal Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action is not dismissed and all orders or proceedings thereunder affecting the operations or the business of the Borrower or such Principal Subsidiary are not stayed, or if the stay of any such order or proceeding is thereafter set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Borrower or any Principal Subsidiary of any trustee, receiver, assignee, custodian, sequestrator or liquidator of the Borrower or such Principal Subsidiary or all or any substantial part of the properties of the Borrower or such Principal Subsidiary, such appointment is not vacated;

         (g) any governmental authority or court takes any action that, in the reasonable opinion of the Bank, materially adversely affects the business, operations, property or financial condition of the Borrower or any Principal Subsidiary or the ability of the Borrower to perform its obligations under this Agreement or the Grid Note;

         (h) final judgments in an aggregate amount of $500,000 or more are entered against the Borrower or any Principal Subsidiary and such judgments remain undischarged, and the execution thereof unstayed for a period of more than 60 days; or

         (i) any Plan or Plans are involuntarily terminated, or a trustee is appointed to administer any such Plan or Plans under Section 4042 of ERISA or the PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer, any such Plan or Plans, and such proceeding shall not be dismissed within 30 days, or the Borrower or any Subsidiary incurs a withdrawal liability with respect to any such Plan or Plans under Section 4201 of ERISA, but only if such termination, appointment, institution of proceedings, or withdrawal liability would result in a liability of the Borrower or any Subsidiary that would be material to the consolidated financial condition of the Borrower.

         10.2. Default Remedies. If any Event of Default (other than an Event of Default specified in Section 10.1(e) or 10.1(f)) shall occur and be continuing, the Bank may, (a) declare the obligations of the Bank hereunder to be terminated, whereupon such obligations shall forthwith terminate, and (b) declare all amounts payable hereunder or under the Grid Note by the Borrower that would otherwise be due after the date of such termination to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower, If an Event of Default specified in
Section 10.1(e) or 10.1(f) occurs, the obligations of the Bank hereunder shall be immediately terminated and all amounts payable hereunder or under the Grid Note by the Borrower that would otherwise be due after the date of such Event of Default shall become immediately due and payable without any declaration or other act on the part of the Bank.

         10.3. Right of Setoff. If any amount payable hereunder is not paid as and when due, the Borrower authorizes the Bank to proceed at any time and from time to time, to the fullest extent permitted by law, without prior notice or demand by right of setoff, banker's lien, counterclaim or otherwise, against any assets of the Borrower which may at any time be in the possession of the Bank or any of its affiliates, at any branch or office, and/or against any other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower to the full extent of all amounts payable to the Bank hereunder, whether or not such amounts shall be due and payable.

         10.4. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.


11.  PAYMENTS COMPUTATIONS

         11.1. Making of Payments. Each payment by the Borrower under this Agreement or the Grid Note shall be made in Dollars, in same-day funds or such other funds as the Bank may at the time determine to be customary for the settlement in New York City of international banking transactions denominated in Dollars, by 11:00 am New York City time on the date such payment is due, to the Bank by deposit to such account as the Bank may have last designated by notice to the Borrower.

         11.2. Computations. Interest and the commitment fees payable hereunder shall be computed on the basis of a 360-day year and actual days elapsed.

12.      INTENTIONALLY OMITTED

13.      INTENTIONALLY OMITTED

14.      INDEMNIFICATION

         14.1. Expenses. The Borrower shall reimburse the Bank on demand for all reasonable expenses (including the reasonable fees and expenses of the Bank's counsel) incurred as a consequence of, or in connection with the negotiation, preparation or execution of this Agreement or any amendment to this Agreement and the preservation or enforcement of any right of the Bank under this Agreement or the Grid Note.

         14.2. Other Costs. If the Borrower (a) fails, after giving the notice referred to in Section 2.2, to fulfill the conditions set forth in Section 7 at or before the respective times specified for their fulfillment or otherwise defaults in its irrevocable commitment pursuant to Section 2.2, (b) fails to pay any amount payable hereunder as and when due or (c) makes, for any reason whatsoever, any prepayment of principal of any Advance on any day other than the last day of an Interest Period, the Borrower shall reimburse the Bank on demand for all losses, additional costs or expenses, that it may reasonably incur as a consequence thereof including, without limitation, any loss incurred by the Bank in connection with its reemployment of the amount so prepaid or of those funds acquired by the Bank to fund an Advance, as the case may be, but excluding any loss of anticipated profits.


15.      CHANGES IN APPLICABLE LAW; INCREASED COSTS

         15.l. Changes in Applicable Law. The Bank shall forthwith advise the Borrower if it determines that:

         (a) after the date hereof, the adoption of or any change in any Applicable Law or in the interpretation thereof by any governmental or other regulatory authority administering such Applicable Law or by any court of competent jurisdiction, and/or

         (b) compliance by the Bank with any requirement or directive arising after the date hereof from any central bank or other regulatory authority administering Applicable Law (whether or not such requirement or directive has the force of law), makes it (or makes it apparent that it will become) unlawful to comply with, or otherwise prevents the Bank from complying with, some or all of the obligations contemplated by this Agreement. Such notice shall specify the obligations whose performance is thereby prevented. Such notice may, at the option of the Bank, demand prepayment by the Borrower of any outstanding Advance made by such Bank if in accordance with this Section 15.1 it is unlawful for the Bank to continue to fund or maintain such Advance or any portion thereof

         The obligations so specified in such notice shall forthwith be canceled or suspended to the extent specified in such notice, effective whenever such performance is so prevented and, if so demanded in such notice, the Borrower shall, on or prior to the later or (i) two Business' Days after receipt of such notice or (ii) the date as of which such performance is prevented, prepay the outstanding amount specified therein in full, or any lesser portion thereof necessary to eliminate such situation, with accrued interest thereon. Each prepayment made by the Borrower pursuant to this Section 15.1 shall be distributed to the Bank.

         15.2. Increased Costs. If as a result of:

         (a) after the date hereof, the adoption of or any change in any Applicable Law or in the interpretation thereof by any governmental or other regulatory authority administering such Applicable Law or by any court of competent jurisdiction, and/or

         (b) compliance by the Bank with any requirement or directive arising after the date hereof from any central bank or other fiscal, monetary or any other regulatory authority administering Applicable Law (whether or not such requirement or directive has the force of law),

(x) the capital required to be maintained by the Bank as a result of its Commitment or its Advances shall be increased such that the rate of return on the Bank's capital with respect to its Commitment and Advances is reduced below that which the Bank could have achieved but for such adoption, change or compliance (taking into account the Bank's policies regarding capital adequacy), or (y) there shall be any increase in the cost to the Bank of making, maintaining or giving effect to its obligations under this Agreement (including, without limitation, any increased costs resulting from any reserve requirements) or making or maintaining any Advance or any reduction in any amounts receivable by the Bank under this Agreement (other than such an increase in costs or reduction in amounts receivable attributable to (i) a tax on or measured by the net income of the Bank imposed by the jurisdiction in which it is constituted or doing business; or (ii) without prejudice to the Bank's rights under Section 6.1, United States Tax or any tax described in clause (i) imposed by withholding with respect to a payment hereunder); then the Borrower shall from time to time, forthwith on receipt of a certificate from the Bank, pay to the Bank such amounts as are certified therein to be sufficient to indemnify the Bank against such increased cost, reduction in any amount so receivable and/or reduction in rate of return on capital. The certificate provided by the Bank shall be prima facie evidence of the amounts claimed (provided that such certificate is accompanied by a statement of the details on which the calculation of such amounts was based).

         15.3. Alternative Arrangements. If a determination or certification in accordance with Section 15.1 or 15.2 above is made by, or any of the circumstances specified in Section 6.1, 15.1 or 15.2 above shall arise in relation to the Bank, the Bank shall, in consultation with the Borrower, during a period ending not later than 30 days after the giving of such notice under
Section 15.1 or such certificate under Section 15.2 or after the date on which any tax under Section 6.1 becomes payable, as the case may be, use its reasonable endeavors to make alternative arrangements that remove or minimize the application of Section 6.1 or this Section 15, as the case may be, and that are not in the sole judgment of such Bank otherwise disadvantageous to it.

16. GENERAL

         16.l. Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

         16.2. Jurisdiction (a) Any action or proceeding relating in any way to this Agreement or the Grid Note may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and the Borrower irrevocably submits to the jurisdiction of each such court. Any process or other legal summons for the purpose of any such action or proceeding may be served by mailing a copy thereof by registered mail addressed to the Borrower as provided for notices hereunder.

         (b) The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding relating in any way to this Agreement or the Grid Note brought in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (c) The Borrower further irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced by the Bank relating in any way to this Agreement or the Grid Note should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement or the Grid Note, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Borrower shall take all measures necessary for any such action or proceeding commenced by the Bank to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.

         16.3. Loan Currency. Each reference in this Agreement to Dollars is of the essence. The obligation of the Borrower in respect of any amount due under this Agreement or the Grid Note shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in Dollars that the person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after premium and costs of exchange) on the Business Day immediately following the date on which such person received such payment. If the amount in Dollars that may be so purchased for any reason falls short of the amount originally due, the Borrower shall pay such additional amounts, in Dollars, as may be necessary to compensate for such shortfall. Any obligation of the Borrower not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

         16.4. Notices. Except as otherwise expressly provided herein, all notices pursuant to this Agreement shall be given by telecopier, telex, cable or by notice in writing hand-delivered or by airmail, postage prepaid. All such notices shall be sent to the telecopier, telex number or address (as the case may be) in the case of the Borrower, to New Jersey Resources Corporation, 1350 Campus Parkway, P.O. Box 1468, Wall, New Jersey 07719, Attention: Senior Vice President and Chief Financial Officer, or, in the case of the Bank, to Societe Generale, New York Branch, 1221 Avenue of the Americas, New York, New York 10020, Attention: Gordon Eadon, or to such other number or address as such recipient may have last specified by notice to the other parties. All such notices shall be effective upon receipt.

         16.5. Remedies and Waivers. No failure or delay on the part of the Bank in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder.

         16.6. Amendment. This Agreement may be amended only by an instrument in writing executed by the Borrower and the Bank.

         16.7. Assignment, Participation's. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns; provided, however, that the Borrower may not assign any of its rights or obligations under this Agreement without the prior written consent of the Bank.

         (b) With the consent of the Borrower (which consent shall not be unreasonably withheld), the Bank may at any time assign or otherwise transfer its Grid Note or any of its rights or obligations hereunder in whole or in part provided, however, that no such assignment or transfer shall result in any additional liability of the Borrower on account of United States Taxes or for increased costs under

Section 6.1 or 15.2 or violate any applicable provision of the securities law of the United States or any state thereof. The Borrower shall, from time to time at the request of the Bank, execute and deliver such documents as may be necessary to give full force and effect to such assignment or transfer, including, without limitation, a new Grid Note in exchange for any Grid Note held by the Bank. if the Bank assigns or otherwise transfers any of its rights or obligations hereunder, each reference in this Agreement to the Bank shall be deemed to be a reference to the Bank and the person or persons to whom such rights or obligations were assigned or transferred to the extent of their respective interests.

         (c) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Advances provided that the Bank shall not grant a participation in its Commitment unless (A) such participation involves an amount equal to $1,000,000 or any greater multiple of $500,000 and (B) after giving effect thereto the Bank has either no remaining unparticipated Commitment or an unparticipated Commitment of at least $1,000,000. In the event of any such grant by the Bank of a participating interest to a Participant, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement. Each Participant shall be entitled to the benefits of Sections 6, 14 and 15 hereof to the extent that the Bank would be entitled to such benefits if the participation had not been granted.

         16.8. Determinations by the Bank. Except as otherwise provided herein, each determination by the Bank hereunder shall, in the absence of manifest error, be conclusive and binding on the parties.

         16.9. Survival. The obligations of the Borrower under Section 6.1,
Section 6.2, Section 14 and Section 15 shall survive the repayment of the Advances and the cancellation of the Grid Note and the termination of the other obligations of the Borrower hereunder.

         16.10. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         16.11. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         16.12. Integration of Terms. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered in New York City as of the date and year first written above.



                                         NEW JERSEY RESOURCES
                                         CORPORATION




                                         By: /s/ Glenn Lockwood
                                            -------------------------
                                            Name:  Glenn Lockwood
                                            Title: SR. VP & CFO




                                         SOCIETE GENERALE,
                                         NEW YORK BRANCH


                                         By: /s/ Gordon Eadon
                                            -------------------------
                                            Name:  Gordon Eadon
                                            Title: Vice President

                                    EXHIBIT A
                                 PROMISSORY NOTE



                                                              New York, New York
$10,000,000                                                   August 25, 1996

         FOR VALUE RECEIVED, the undersigned, NEW JERSEY RESOURCES CORPORATION (the "Borrower"), unconditionally promises to pay to the order of SOCIETE GENERALE, NEW YORK BRANCH (the "Bank") at the Bank's office located at 1221 Avenue of the Americas, New York, New York 10020, in immediately available funds, on the dates and in the manner set forth in the Agreement (as defined below), the principal sum of Ten Million Dollars (US $10,000,000) or the unpaid principal amount of all Advances made by the Bank to the Borrower made pursuant to this promissory note and the Agreement, whichever is less.

         The Borrower further promises to pay interest (computed for the actual number of days elapsed on the basis of a year of 360 days) in like money and funds on the daily outstanding balance of each Advance for the period commencing on the date of such Advance until the Advance is repaid in full, at such rate and in the manner set forth in the Agreement.

         All payments of principal of an interest on this promissory note shall be made by the Borrower not later than 12:00 noon (New York time) on the date when due to the Bank at its office located on the date hereof at 1221 Avenue of the Americas, New York New York 10020 in lawful money of the United States of America, in immediately available funds without setoff, deduction or counterclaim and free and clear of any present of future taxes, levies, imposts, duties, fees, assessments or other charges. If any day on which a payment is due hereunder is not a business day, which for purposes of this promissory note shall mean a day other than Saturday or Sunday or other than a day on which commercial banks in New York City are authorized or required to close, then such payment shall be due on the following business day and such additional time shall be included in the calculation of interest.

         The Borrower agrees to pay costs of collection (including reasonable legal fees and disbursements of counsel) if default is made in the payment of the principal of or interest on this promissory note.

         This promissory note is the grid note referred to in the Credit Agreement dated as of August 25, 1996 (the "Agreement") between the Borrower and the Bank, which provides for the prepayment of this note on certain events, the acceleration of its maturity and other terms and conditions relating to this note, all of which are herein incorporated by reference.

         The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York City in any action or proceeding arising out of or relating to this promissory note, and hereby consents that personal jurisdiction over the Borrower may be obtained by mailing a summons to the Borrower by registered mail or certified mail, return receipt requested, within or without such court's jurisdiction,, or by personal service, provided a reasonable time for appearance is allowed. The Borrower hereby waives all objections as to venue, inconvenient forum and the like. The Borrower hereby waives trial by jury in any legal proceeding arising out of or relating to this promissory note.

         Presentment, demand, protest and notices of any kind with respect to this promissory note are hereby expressly waived by the Borrower.

         The promissory note shall be governed by and construed in accordance with the laws of the State of New York.


                                          NEW JERSEY RESOURCES CORPORATION


                                          By:   SPECIMEN ONLY - DO NOT SIGN
                                                -------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT B-1
                         OPINION OF DEBEVOISE & PLIMPTON



                      [Letterhead of Debevoise & Plimpton]




                                 August 25, 1996



Societe Generale
New York Branch
1221 Avenue of the Americas
New York, New York 10020

Ladies and Gentlemen:


         We have acted as special counsel to New Jersey Resources Corporation, a New Jersey corporation (the "Borrower"), in connection with the Revolving
Credit Agreement, dated as of August 25, 1996 (the "Credit Agreement"), between the Borrower and Societe Generale, New York Branch (the "Bank"). This opinion is being delivered to you pursuant to Section 7.l(b) of the Credit Agreement capitalized terms not otherwise defined herein are used with the meanings given to them in the Credit Agreement.

         In so acting, we have reviewed the Credit Agreement and the promissory note, dated August 25, 1996 (the "Grid Note") delivered by the Borrower to you pursuant to the Credit Agreement (collectively, the "Loan Documents"). We have also examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Loan Documents and certificates of officers of the Borrower and examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         We are of the opinion that:

         1. Each Subsidiary listed on Schedule A hereto (the "Delaware and New York Subsidiaries") is validly existing and in good standing under the law of its jurisdiction of incorporation and has the power and authority to use its property and to conduct its business as currently conducted and to enter into and perform its obligations under the Loan Documents.

         2. Each of the Loan Documents constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). We express no opinion as to (i) whether a federal or state court outside of the State of New York would give effect to the choice of New York law set forth in
Section 16.1 of the Credit Agreement, (ii) the provisions of the first sentence of Section 16.2 (a) of the Credit Agreement relating to the subject matter jurisdiction of a Federal Court sitting in the City of New York to adjudicate any controversy relating to the Loan Documents and (iii) the provisions of
Section 16.3 relating to the creation of an independent right to enforce obligations which have previously been reduced to judgment. For purposes of this paragraph, we note that (x) provisions of the Loan Documents which permit the Agent or any lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith and (y) a holder of a Grid Note may, under certain circumstances, be called upon to prove the outstanding amount of the Loans evidenced thereby.

         3. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4. None of the transactions contemplated in the Credit Agreement (including, without limitation, the borrowings thereunder and the use of the proceeds thereof) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended (or any regulations issued pursuant thereto, including without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System).

         In rendering the opinion in numbered paragraph 2 above, we have assumed, with your permission, that the Borrower is duly incorporated and validly existing under the laws of the State of New Jersey, has the requisite corporate power and authority to executed, deliver and perform each of the Loan Documents to which it is a party, has duly authorized each of the Loan Documents to which it is a party and has duly executed and delivered each such Loan Document.

         This opinion is limited to laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. This opinion is being delivered solely for your benefit in connection with the transactions contemplated by the Loan Documents and may not be relied on by you for any other purpose or by any other person.

                                Very truly yours,

                                                                      Schedule A



                       Delaware and New York Subsidiaries


               Name                         Place of Incorporation
               ----                         ----------------------

                                   EXHIBIT B-2
                      OPINION OF BORROWER'S GENERAL COUNSEL





                      [Letterhead of Oleta J. Harden, Esq.]




                                 August 25, 1996



Societe Generale
New York Branch
121 Avenue of the Americas
New York, New York 10020

Ladies and Gentleman:


         I am Senior Vice President, General Counsel and Secretary of New Jersey Resources Corporation, a New Jersey corporation (the "Borrower"). This opinion is delivered to you pursuant to Section 7.1 (b) of the Revolving Credit Agreement dated as of August 25, 1996 (the "Credit Agreement"), between the Borrower and Societe Generale, New York Branch (the "Bank"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement.

         I have reviewed the Credit Agreement and the promissory note, dated August 25, 1996 (the "Grid Note") delivered by the Borrower to you pursuant to the Credit Agreement (collectively, the "Loan Documents"). In delivering this opinion, I have examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Loan Documents and certificates of officers of the Borrower and examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

         Based upon the foregoing, I am of the opinion that:

         1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The Borrower has the necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents, to own its property and to carry on its business as now conducted.

         2. Each Subsidiary listed on Schedule A hereto (each, a 'New Jersey Subsidiary') is an entity duly organized and validly existing under the laws of the State of New Jersey and has the power and authority to own its property and to carry on its business as now conducted.

         3. The execution, delivery and performance by the Borrower of the Loan Documents has been duly authorized by all necessary corporate action and the Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower.

         4. To the best of my knowledge, no authorization, consent or approval of, and no filing or registration with, any governmental authority on behalf of the Borrower, is required in connection with the execution, delivery or performance by the Borrower of any of the Loan Documents or the consummation of the transactions contemplated by the Loan Documents.

         5. To the best of my knowledge, no consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any indebtedness of the Borrower for the execution, delivery, or performance of the obligations of the Borrower under the Loan Documents or the consummation of the transactions contemplated by the Loan Documents.

         6. Execution, delivery, performance and consummation of the transactions contemplated in the Credit Agreement will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any Subsidiary, or, to my knowledge, any agreement, instrument, judgment, order, law, rule or regulation applicable to the Borrower or any Subsidiary.

         7. There is no action, proceeding or claim pending or threatened against the Borrower or any Subsidiary which could reasonably be expected to have a materially adverse effect on the business, operations, property or consolidated financial condition of the Borrower and its Subsidiaries or impair the ability of the Borrower to perform its obligations under, or affect the validity or enforceability of, the Loan Documents.

         8. The Borrower and its Subsidiaries are exempted from regulation by the Commission under the Public Utility Holding Company Act of 1935, as amended, except under Section 9 (a) (2) thereof, pursuant to a filing made with the Commission under Section 3 of said Act. Such filing is in full force and effect, and no proceedings are pending or, to my knowledge threatened for the revocation or denial of such exemption.

         9. All of the issued and outstanding shares of capital stock of the Subsidiaries listed on Exhibit C to the Credit Agreement have been duly authorized and issued and are fully paid and nonassessable.

         I am a member of the bar of the State of New Jersey and, except for the laws of the State of New Jersey and the federal laws of the United States of America, this opinion shall not be construed as including an opinion concerning the laws of any other jurisdiction. This opinion is being delivered solely for your benefit in connection with the transactions contemplated by the Loan Documents and may not be relied on by you for any other purpose or by any other person.

                                               Very truly yours,



                                               Oleta J. Harden, Esq.

                                                                      Schedule A


                             New Jersey Subsidiaries

                                    EXHIBIT C
                            SUBSIDIARIES OF BORROWER

                       Delaware and New York Subsidiaries


        Name                                     Place of Incorporation
        ----                                     ----------------------

Lighthouse One, Inc.                                      New York

Lighthouse II, Inc.                                       Delaware

NJR Computer Technologies, Inc.                           Delaware

NJR Storage Corporation                                   Delaware

                             New Jersey Subsidiaries

New Jersey Natural Gas Company

Coastal Energy Resources, Inc.

New Jersey Computer Resources, Inc.

Resources Energy Storage, Inc.

NJR Development Corporation (f/k/a Paradigm Resources Corporation)

         Subsidiaries

                  Commercial Realty & Resources Corp.

                  Paradigm Power, Inc.

NJR Energy Services Corporation

         Subsidiaries

                  New Jersey Natural Energy Company.

                  NJR Energy Corporation

         Subsidiaries

                  Natural Resources Compressor Company

                  New Jersey Natural Resources Company

                  NJNR Pipeline Company

                                    EXHIBIT D
                             PERMITTED ENCUMBRANCES


         (i) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which reserves adequate under generally accepted accounting principles are being maintained;

         (ii) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance;

         (iii) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

         (iv) Mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

         (v) Minor imperfections of title on real estate, provided such imperfections do not render title unmarketable;

         (vi) Any mortgage, encumbrance or other lien upon, or security interest in, any property hereafter acquired by the Borrower or any Subsidiary, created contemporaneously with such acquisition to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any such mortgage, encumbrance or lien upon, or security interest in, property hereafter acquired existing at the time if such acquisition, or the acquisition of any such property subject to any such mortgage, encumbrance or other lien or security interest without the assumption thereof, provided that each such mortgage, encumbrance, lien or security interest shall attach only to the property so acquired; and

         (vii) UCC Financing Statements executed from time to time in favor of BLC Corporation, as Lessor and Secured Party, under a Master Leasing Agreement dated as of September 1, 1985, between the Lessor and the Borrower herein, evidencing the Lessor's interest in various vehicles, office furnishings and business equipment leased by the Borrower.

                                    EXHIBIT E
                             PERMITTED INDEBTEDNESS


None